Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-180550) of Fluidigm Corporation,

(2)	Registration Statement (Form S-8 No. 333-172206) pertaining to the 1999 Stock Option Plan, 2009 Equity Incentive Plan, and 2011 Equity Incentive Plan of Fluidigm Corporation, and

(3)	Registration Statement (Form S-8 No. 333-180363) pertaining to the 2011 Equity Incentive Plan of Fluidigm Corporation;

of our reports dated March 12, 2013, with respect to the consolidated financial statements and schedule of Fluidigm Corporation and the effectiveness of internal control over financial reporting of Fluidigm Corporation included in this Annual Report (Form 10-K) of Fluidigm Corporation for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Redwood City, California

March 12, 2013